LONG-TERM PERFORMANCE AWARD AGREEMENT

Payable in Cash

(Under the Kaman Corporation

2013 Management Incentive Plan)

THIS LONG-TERM PERFORMANCE AWARD AGREEMENT (this “Agreement”), is made and entered into as of the ___ day of February, 20__, by and between KAMAN CORPORATION, a Connecticut corporation with its principal office in Bloomfield, Connecticut (the “Company”), and __________________ (the “Participant”);

Recitals:

A.  The Participant has been designated a Covered Employee under the Kaman Corporation 2013 Management Incentive Plan (the “Plan”), and the Committee wishes to grant the Participant a Performance-Based Award under Section 14 of the Plan (such Performance-Based Award being sometimes hereinafter referred to as the “Long-Term Performance Award”).

B.  The Committee intends the Long-Term Performance Award to be qualified “performance-based compensation,” meeting the requirements of Section 162(m) of the Code.

C.  All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan, except as provided in Section 10.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.  Long-Term Performance Award.

(a)  Subject to the terms and conditions of this Agreement, the Participant is hereby awarded a Performance-Based Award under Section 14 of the Plan, which shall entitle the Participant to a payment in cash to the extent that the Company attains specified Performance Goals established by the Committee.  The Performance Goals and the Performance Cycle to which they relate are set forth in Exhibit A to this Agreement, which is hereby incorporated herein by reference.  The Long-Term Performance Award is subject to forfeiture as more particularly described in Section 2 of this Agreement.

(b)  In order for the Participant to be eligible to receive the payment which the Participant may otherwise earn pursuant to the Long-Term Performance Award, the Participant must execute and deliver a copy of this Agreement to the President of the Company at its offices in Bloomfield, Connecticut, within sixty (60) days of the date on which the Participant receives this Agreement.  The Participant must execute the signature page of this Agreement and a copy of Exhibit A to this Agreement.  In the event that this Agreement is executed by the Company and the Participant prior to the completion of Exhibit A, the Company shall complete Exhibit A within a reasonable time.  The Participant shall not be entitled to any payment under this Agreement except in accordance with the Performance Goals and other factors with respect to such payment as shall have been set forth on a copy of Exhibit A that shall have been executed by both the Company and the Participant and attached to this Agreement.  Except as provided under Section 2(b) (in the case of death or Disability) or Section 6 (in the case of a Change in Control), no amounts shall be paid under this Agreement except to the extent that the Performance Goals set forth in Exhibit A have been met during the entire Performance Cycle.

2.  Vesting, Termination and Forfeiture.

(a )  Except as otherwise provided in this Section 2 and Section 6 below, a Participant must be employed with the Company on the last day of the Performance Period in order to have a vested right to receive payment of earned amounts based on the Company’s attainment of the Performance Goals specified in Exhibit A to this Agreement.

(b)  If the employment of the Participant terminates during the Performance Cycle relating to the Long-Term Performance Award because of death or Disability, then a pro rata portion of the Long-Term Performance Award shall be deemed fully vested and fully earned by such Participant (or his estate), such portion to be determined by multiplying 100% of the target value of the Award by a fraction the numerator of which shall be the number of days from the beginning of the Performance Cycle to the date of such termination and the denominator of which shall be the total number of days during the Performance Cycle.  Such earned portion shall be paid as soon as reasonably practicable following the date of such termination.

(c)  If the employment of the Participant terminates during the Performance Cycle relating to the Long-Term Performance Award because of Retirement, then the Participant shall be deemed to be vested in a pro rata portion of any paym ent with respect to the Long-Term Performance Award subject to such Performance Cycle, determined by multiplying such payment, calculated as if the Participant's employment or consultancy had not been terminated, by a fraction the numerator of which shall be the number of days from the beginning of the Performance Cycle to the date of such termination and the denominator of which shall be the total number of days during the Performance Cycle.

(d)  If the employment of the Participant terminates during the Performance Cycle relating to the Long-Term Performance Award for any reason other than death, Disability or Retirement, then the Participant shall not be entitled to any payment with respect to the Long-Term Performance Award subject to such Performance Cycle, unless the Committee shall otherwise determine in its discretion to waive the continuing employment requirement under Section 2(a) above.

(e)  As used in this Agreement, the term “Retirement” means the termination of a Participant’s employment with the Company or a Subsidiary other than for Cause (a) after attaining age 62 with at least five years of employment service or (b) after attaining age 65, the term “Disability” or “Disabled” means permanent and total disability as defined by Code Section 22(e)(3), and the term “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

3.  Payment.  Except as provided under Section 2(a) (in the case of death or Disability) or Section 6 (in the case of Change in Control), the vested and earned portion of the Long-Term Performance Award shall be paid in cash as soon as practicable after the end of the applicable Performance Cycle, but in no event after the September 30th immediately following such Performance Cycle, provided that the Committee may elect to pay up to one-third (1/3) of such amount in whole Shares or, at the discretion of the Committee, up to the entire amount of such earned portion may be paid in whole Shares to the extent requested by the Participant.  Any such Shares shall be valued at their Fair Market Value at the close of business on the most recent trading day preceding the date of such payment and shall be issued in uncertificated form and recorded on the shareholder records maintained by the Transfer Agent and Registrar of the Shares (the “Transfer Agent”).

4.  No Employment Rights.  No provision of this Agreement shall:

(a)  confer or be deemed to confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or shall in any way affect the right of the Company or any Subsidiary to dismiss or otherwise terminate the Participant’s employment at any time for any reason with or without case, or

(b)  be construed to impose upon the Company or any Subsidiary any liability for any forfeiture of the Long-Term Performance Award which may result under this Agreement if the Participant’s employment is so terminated, or

(c)  affect the Company’s right to terminate or modify any contractual relationship with the Participant if the Participant is not an employee of the Company or a Subsidiary.

5.  No Liability for Business Acts or Omissions.  The Participant recognizes and agrees that the Board or the officers, agents or employees of the Company in their conduct of the business and affairs of the Company, may cause the Company to act, or to omit to act, in a manner that may, directly or indirectly, affect the amount of or the ability of the Participant to earn the Long-Term Performance Award under this Agreement.  No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, the Board or any officer, agent or employee of the Company for any effect on the Participant’s entitlement under the Long-Term Performance Award that may result, directly or indirectly, from any such action or omission.

6.  Change in Control.  The Long-Term Performance Award shall be settled upon a Change in Control as provided in Section 13.2 of the Plan provided that the transaction or event triggering a Change in Control constitutes a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5) .

7.  Committee’s Discretion.  The Committee may exercise its discretion to reduce the amount of an award payable under this Agreement in a manner consistent with Section 162(m) of the Code.

8.  Changes in Capitalization.

(a)  Neither this Agreement nor the issuance of any Shares in payment or partial payment of the Long-Term Performance Award shall affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Shares or the rights thereof, or the transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

(b)  In the event of a recapitalization, stock split, stock dividend, divisive reorganization or other change in capitalization affecting the Shares, an appropriate adjustment will be made in respect of any Shares issued to the Participant in payment of any or all of Participant’s entitlement under the Long-Term Performance Award.

9.  Tax Withholding.  The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.

10.  Interpretation.  This Agreement shall at all times be interpreted, administered and applied in a manner consistent with the provisions of the Plan.  In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control and the Plan is incorporated herein by reference; provided, however, that, in the event of any inconsistency between an employment agreement (an “Employment Agreement”) between the Participant and the Company, its Subsidiaries or Affiliates, the terms of such agreement shall control.  For the avoidance of doubt, any capitalized terms used in either this Agreement or the Plan and an Employment Agreement shall have the meanings set forth in the Employment Agreement.

11 . Amendment; Modification; Waiver.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee and shall be agreed to in writing by the Participant.

12.  Complete Agreement.  This Agreement contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto.

13.  Agreement Binding.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant, his heirs, devisees and legal representatives.

14. Legal Representative.  In the event of the Participant’s death or a judicial determination of his incompetence, reference in this Agreement to the Participant shall be deemed to refer to his legal representative, heirs or devisees, as  the case may be.

15.  Business Day.  If any event provided for in this Agreement is scheduled to take place on a day on which the Company’s corporate offices are not open for business, such event shall take place on the next succeeding day on which the Company’s corporate offices are open for business.

16.  Titles.  The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

17.  Notices.

(a)  Any notice to the Company pursuant to any provision of this Agreement will be deemed to have been delivered when delivered in person to the President or Secretary of the Company, when deposited in the United States mail, addressed to the President or Secretary of the Company, at the Company’s corporate offices, when delivered to the President or Secretary of the Company by electronic mail, or when delivered to such other address as the Company may from time to time designate in writing.

(b)  Any notice to the Participant pursuant to any provision of this Agreement will be deemed to have been delivered when delivered to the Participant in person, when deposited in the United States mail, addressed to the Participant at the address on the shareholder records of the Company, when delivered to the Participant by electronic mail, or when delivered to such other address as the Participant may from time to time designate in writing.

18.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.   Electronic Delivery.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors.  Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

20.   Compensation Recovery.  The Company may cancel, forfeit or recoup any rights or benefits of, or payments to, the Participant hereunder, including but not limited to any cash payments made, or Shares issued by, the Company following vesting of the Long-Term Performance Award under this Agreement or the proceeds from the sale of any such Shares, under any future compensation recovery policy that it may establish and maintain from time to time, to meet listing requirements that may be imposed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise.  The Company shall delay the exercise of its rights under this Section for the period as may be required to preserve equity accounting treatment.

21.  Limitation on Excess Parachute Payments.  The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.  The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or one of its Subsidiaries  (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.  Whether and how the limitation under this Section 21 is applicable shall be determined under the Section 280G Rules set forth in Exhibit B, which shall be enforceable as if set forth in this Agreement.

22.  Section 162(m).  The Committee has granted this long-term performance award with the intention that it qualifies as a Performance-Based Award under Section 14.1 of the Plan and this Agreement (including the Exhibits) shall be interpreted consistent with this intention

23.  Section 409A. To the extent required by Section 409A of the Code, all references to “termination of employment” and similar phrases for purposes of this Agreement shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).  To the extent that any payment to which the Participant becomes entitled under this Agreement due to termination of employment constitutes “nonqualified deferred compensation” subject to Section 409A of the Code and the Participant is deemed at the time of such termination of  employment to be a “specified employee” under Section 409A of the Code, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month and one day period measured from the date of the Participant’s termination of employment from the Company or, if earlier, the date of the Participant’s death following such termination; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty-percent (20% tax for which the Participant would otherwise be liable under Section 409A(a)(1)(b) of the Code in absence of such deferral.  Upon the expiration of the applicable deferral period, any payment that would have otherwise been made during that period in the absence of this Section shall be paid to the Participant or the Participant’s beneficiary in one lump sum.  For purposes of this Section 14, the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the Company’s policy.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PARTICIPANT	KAMAN CORPORATION
By:
[Insert Name]		[Name]
[Title]

Exhibit A

LONG-TERM PERFORMANCE PROGRAM
2014 - 2016 PERFORMANCE CYCLE

Performance Cycle

The Performance Cycle to which this Long-Term Performance Award relates measures the Company’s financial performance for the Performance Cycle commencing as of January 1, 2014 and ending as of December 31, 2016.

Target Award

The target award for this Long-Term Performance Award expressed as a percentage of the Participant’s current base salary is ___%.

Performance Criteria

The specific Performance Criteria comprising the Performance Goals and their relative weightings are:

Performance Measure	Weighting

Average return on total capital	33%
Growth in earnings per share	33%
Total return to shareholders	34%

Average return on total capital will be the simple average of total return on capital achieved in each of the three (3) years of the Performance Cycle.

Growth in earnings per share will be calculated by taking the simple average of the Company’s diluted net earnings per share (“EPS”) for each of the three (3) years of the Performance Cycle and computing the compound annual growth rate of that average over the base period EPS.  The base period EPS is the simple average of the Company’s diluted EPS from continuing operations for the three years preceding the commencement of the Performance Cycle.

Total return to shareholders will be calculated on a dividends reinvested basis and will measure the change in value of an investment in the Company’s Shares during the Performance Period.

Adjustments when Calculating Performance Measures

The Committee shall determine the extent to which a Performance Goal has been met by including or excluding the impact of the items set forth in Section 14.4 of the Plan, which shall include, but not be limited to the following (as reported in the Company’s financial statements for the applicable performance period), whichever will produce the higher award:

[To be determined by the Committee on a grant-by-grant basis.]

provided, however, that nothing herein shall preclude the Committee from eliminating or reducing the amount of this Long-Term Performance Award that would otherwise be payable as permitted under the Plan.

Benchmark for Performance Comparison

The Company’s performance will be measured on a relative basis against the performance of the Russell 2000 index companies during the Performance Cycle using the same performance measures:

•      Average return on total capital
•      Growth in earnings per share
•      Total return to shareholders

In measuring the performance of the Russell 2000 companies, average return on total capital and total return to shareholders will be measured using such Russell 2000 companies data as reported in Compustat Financials published by S&P Capital IQ, or a similar external reporting source in the event that Compustat Financials should cease to be published by S&P Capital IQ.

Growth in earnings per share for the Russell 2000 index companies shall be based on the compounded annual growth rate of earnings per share for the fiscal year immediately preceding the commencement of the Performance Cycle to earnings per share for the last fiscal year of the Performance Cycle.  Such earnings per share data for the Russell 2000 index companies shall be measured as reported in Compustat Financials published by S&P Capital IQ, or a similar external reporting source in the event that Compustat Financials should cease to be published by S&P Capital IQ.

Determination of Earned Award

In determining the actual award earned, each Performance Goal will be measured separately and adjusted for its relative weighting.  The total of the three calculations will determine the total award earned.

The actual award earned for each Performance Goal will be based on a comparison of the Company’s performance as compared to that of the Russell 2000 index companies as follows:

Kaman Performance vs. Russell 2000 Companies	% of Target Award Earned

Below 25th percentile	0%
25th percentile	25%
50th percentile	100%
75th percentile & above	200%

The percent of the target award earned for actual performance between the 25th and the 50th percentile and between the 50th and 75th percentile will be determined on a straight-line interpolation.

Notwithstanding the foregoing, the percentage of the Target Award earned with respect to any particular Performance Measure calculated above shall be capped at 150% if the Company’s performance with respect that particular Performance Measure is less than zero.

IN WITNESS WHEREOF, the parties have caused this Exhibit A to the Agreement to be executed as of February __, 20__.

PARTICIPANT		KAMAN CORPORATION
By:
[Name of Participant]		[Name]
[Title]

Exhibit B —Section 280G Rules

The following rules shall apply for purposes of determining whether and how the limitations provided under Section 21 are applicable to the Participant.

1.  The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 21) which the Participant receives or is then entitled to receive from the Company or a Subsidiary or Affiliate that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.

2.  All determinations under Section 21 of this Agreement and this Exhibit B will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (the “280G Firm”).  All fees and expenses of the 280G Firm shall be borne by the Company.  The Company will direct the 280G Firm to submit any determination it makes under Section 21 of this Agreement and this Exhibit B and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.

3.  If the 280G Firm determines that one or more reductions are required under Section 21 of this Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits, in each such case first from amounts not subject to Section 409A of the Code and then from amounts subject to Section 409A of the Code, with the Payments that otherwise would be made last in time reduced first)  to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant.

4.  As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”).  If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code.  If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

5.  The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 21 of this Agreement and this Exhibit B.